Exhibit 99.1

Perma-Fix Announces Pricing of Approximately $20 Million Registered Direct Offering

ATLANTA – May 22, 2024 – Perma-Fix Environmental Services, Inc. (Nasdaq: PESI) (“Perma-Fix” or the “Company”), an environmental and environmental technology know-how company, today announced that it has entered into a definitive agreement for the issuance and sale of 2,051,282 shares of its common stock at an offering price of $9.75 per share.

The gross proceeds from the offering, before deducting the placement agent’s fees and other offering expenses, are expected to be approximately $20 million. Perma-Fix expects to use the net proceeds from the offering to fund (i) continued R&D and business development relating to our patent-pending process for the destruction of PFAS, as well as the cost of installing at least one commercial treatment unit; (ii) ongoing facility cap-ex and maintenance costs; as well as (iii) general corporate and working capital purposes.

Craig-Hallum Capital Group LLC and Wellington Shields & Co. LLC are acting as exclusive placements agent for the offering. The offering is expected to close on or about May 24, 2024, subject to the satisfaction of customary closing conditions.

The securities described above are being offered pursuant to a registration statement on Form S-3 (File No. 333-272074), which was declared effective by the Securities and Exchange Commission (the “SEC”) on June 1, 2023. The offering is being made only by means of a prospectus which is a part of the effective registration statement. A final prospectus supplement and the accompanying prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Additionally, when available, electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained from (i) Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, or by phone at (612) 334-6300 or email at prospectus@chlm.com, or (ii) Wellington Shields & Co. LLC at 140 Broadway New York, NY 10005, or by phone at 212-320-3000 or email at compliance@wellingtonshields.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the U.S. Department of Energy (“DOE”), the U.S. Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plan to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: the Company’s ability to satisfy the closing conditions related to the registered direct offering transaction and the overall timing and completion of such closing and the use of the net proceeds of the offering; accepting commercial waste for destruction before the end of the year; well positioned; treatment of effluent from DFLAW facility; and cost-effective solution for Hanford site tank waste. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract or terminates existing contracts; Congress fails to provides funding for the DOD’s and DOE’s remediation projects; inability to obtain new foreign and domestic remediation contracts; and the additional factors referred to under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” of our 2023 Form 10-K and Form 10-Q for quarter ended March 31, 2024. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316